Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-192189, 333-192320, 333-204827, and 333-204828 on Form S-8 of our reports dated March 15, 2017, relating to the consolidated financial statements and financial statement schedule of FTD Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 15, 2017